February 28, 2008

AGREEMENT FOR
THE ISSUE AND SALE OF SHARES IN
LAPIS TECHNOLOGIES, INC.
AND
THE TRANSFER OF SHARES IN
STAR NIGHT TECHNOLOGIES LTD.

BY AND BETWEEN

Lapis Technologies, Inc.

AND

Harry Mund

AND

Mordechai Solomon

THIS AGREEMENT is made and entered into as of this 28th day of February, 2008 by and among:

(1)
Lapis Technologies, Inc., a corporation organized under the laws of the State of Delaware, the common stock of which is quoted and traded on the OTC Bulletin Board under the symbol LPST.OB. (“Lapis”); and

(2)	Harry Mund, I.D. 068255470, of 73 Ben-Gurion Street, Kiriat Motzkin, Israel (“Mund”); and
(3)	Mordechai Solomon, I.D. 30458954, of 11 Dganya St. Ra’anana, Israel (hereinafter: the “Investor”).

WHEREAS, the Investor is active, through companies under his control, including S.D.S. (Star Defense Systems) Ltd. a public company registered in the State of Israel, traded on the Tel-Aviv Stock Exchange under the symbol SDS (א.ס.ד.ס) (“SDS”), in the field of the defense industry, inter alia, in the development, manufacturing and marketing of applications for night vision equipment, airplane equipment and airborne systems upgrading and various safety equipment; and

WHEREAS, Lapis is a holding company, which is active, through its subsidiaries: (i) Enertec Systems 2001 Ltd. (“Systems”), a private company registered in Israel and active, inter alia, in Israel, in the field of design, development and manufacturing of test systems, airborne, ship borne and land electronic equipment and other various military systems, for military manufacturers; and (ii) Enertec Electronics Ltd. (“Electronics”), a private company registered and active in Israel, in the field of manufacturing, marketing and distribution of power supplies and other related power products and power supply testing equipment, both on behalf of third party manufacturers; and

WHEREAS, Mund, who is the controlling shareholder of Lapis, acts as chairman of the board, CEO, president and secretary of Lapis and also as a director of Systems; and

WHEREAS, Lapis and the Investor wish that Lapis shall issue shares to the Investor in consideration for his holdings in Star Night Technologies Ltd. (“SN”), an Israeli company with company number 52-003325-9, whose shares are quoted and traded on the Tel Aviv Stock Exchange Ltd. under the symbol STNT ((סטנט, which holdings the Investor shall transfer to Lapis.

WHEREAS, Mund is to be granted the Mund Option (as defined below) in respect of certain shares in Lapis.

NOW, THEREFORE, in consideration of the foregoing and the representation, warranties, conditions and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties (as defined below) hereto agree as follows.

1.	INTERPRETATION & DEFINITIONS

1.1. The preamble and Schedules to this Agreement are an integral part hereof.

1.2. In this Agreement, the following expressions shall bear the meanings set forth alongside them, insofar as the context does not require otherwise or such meaning does not contradict the contents or context thereof:

1.2.1. "Acquisition Transaction" shall mean any transaction involving:

1.2.1.1. The sale, license, disposition or acquisition of all or a material portion of Lapis;

1.2.1.2. The issuance, disposition or acquisition of: (i) any capital stock or other equity security of Lapis; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Lapis; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Lapis; or

1.2.1.3. Any merger, consolidation, business combination, reorganization or similar transaction involving Lapis.

1.2.2. “Agreed Form” means, in relation to a document, the form of that document which has been agreed by the Parties, acting reasonably, and attached to this Agreement as a Schedule on the date of this Agreement and/or on Closing.

1.2.3. "Agreement" shall mean this agreement including all Schedules hereto.

1.2.4. "Business" means the business of Lapis as carried out on the date of this Agreement.

1.2.5. "Certificate of Incorporation" shall mean the Certificate of Incorporation and By-laws of Lapis and the Memorandum and Articles of Association in the case of SN.

1.2.6. "Claim" means any claim for breach of the Mund and Lapis Warranties under this Agreement.

1.2.7. "Closing Date" means the 21st day following the date on which an information statement under the Exchange Act is mailed to the shareholders of Lapis, provided that all Conditions have been fulfilled or waived in writing, by the relevant Party, in accordance with the terms of this Agreement, and on which the Closing shall take place.

1.1.1. "Conditions" means the conditions to Closing set out in clauses 10, 11 and 12, and a “Condition” means any of them.

1.2.8. "Costs" means losses, damages, costs (including reasonable legal costs) and expenses, in each case of any nature whatsoever.

1.2.9. "Common Shares" means the shares of common stock of Lapis, par value $0.001 per share.

1.2.10. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) made in writing duly signed by the consenting party.

1.2.11. "Due Diligence Information " shall mean the due diligence information and documentation relating to Systems, Lapis and its subsidiaries comprising the correspondence, contracts, agreements, licences, documents and other information made available to the Investor and its advisers as listed in the Due Diligence Information Index List attached to this Agreement.

1.2.12. "Due Diligence Information Index List" shall mean the list of documents provided to the Investor and his advisors in respect of such due diligence conducted, which is attached hereto as Schedule 1.2.13.

1.2.13. "Disclosure Letter" means Schedule 1.2.13, the Schedules to clause 5 (save for Schedule 5.30.1) and Schedule 11.4.1 to this Agreement.

1.2.14. "Dollar(s) " or "$" shall mean United States dollar(s).

1.2.15. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, any restriction on the transfer of any security or other asset, any restriction on exercise or transfer of any other attribute of ownership of any asset.

1.2.16. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company), firm or other enterprise, association or organization.

1.2.17. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.2.18.  "Fully Diluted Basis" shall mean Lapis’ issued share capital assuming: (i) the exercise of all outstanding options and warrants exercisable into shares of Lapis, if any; (ii) the exercise of all options and warrants exercisable into shares of Lapis, reserved under stock option plans of Lapis, if any; (iii) the conversion of all outstanding convertible securities of Lapis that are convertible into shares of Lapis, if any; and (iv) the enforcement of all and whatsoever obligations and undertakings by Lapis, both oral or in writing, under which Lapis is obligated to grant or issue any option or warrant, exercisable, or any security, convertible, into shares of Lapis, if any.

1.2.19. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

1.2.20. "Governmental Body" shall mean any nation, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, federal, state, local, foreign or other governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, unit, body or entity and any court or other tribunal).

1.2.21. "Intellectual Property" shall mean the following items of intangible and tangible property:

1.2.21.1. Patents, whether in the form of utility patents or design patents and all pending applications for such patents;

1.2.21.2. Trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; and

1.2.21.3. Copyrights, whether or not registered, and all pending applications for registration of the same.

1.2.22. "Investor's SN Shares" shall mean the Investor’s entire personal holdings of shares in SN, being 4,539,557 common shares of SN, par value NIS 0.01 per share.

1.2.23. "Issued Shares" shall mean 75,129,500 of Common Shares that will grant the Investor 92% of the issued and outstanding share capital and voting rights in Lapis on the Closing Date on a Fully Diluted Basis.

1.2.24. "Legal Proceeding" shall mean any legal action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

1.2.25. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

1.2.26. "LoI" means the Letter of Intent dated 11 October 2007, entered by Lapis, Mund, the Investor and SDS.

1.2.27. "material adverse effect" means such event, change or effect which is materially adverse to: (i) the businesses or results of operations of Lapis as a whole; or (ii) the ability of Lapis to consummate the transactions contemplated in the Transaction Documents, for the purposes of this Agreement, material shall be deemed any single or series of connected actions and/or transactions amounting to an amount that is equal to or greater than five percent (5%) of the aggregate of Lapis’ and its Subsidiaries’ revenues over the year 2007.

1.2.28. "Material Agreement" shall mean any agreement that is not in the ordinary course of, and which has a material effect on, the Business.

1.1.2. "Mund Option" shall mean the put option granted to Mund by the Investor as set out under clause 15 of this Agreement.

1.2.29. "NIS" means New Israeli Shekel(s).

1.2.30. "Parties" shall mean Lapis, Mund and the Investor and each a "Party".

1.2.31. "Permitted Transferee" shall mean: (i) each member of the immediate family of Mund, meaning for the purposes of this definition: mother, wife and/or children; (ii) a company in which Mund holds at least fifty (50) per cent of the issued and outstanding shares; or (iii) a company in which Mund can appoint at least half of the members of the board of directors.

1.2.32. "Person" shall mean any individual, Entity or Governmental Body.

1.2.33. "Preferred Shares" shall mean the preferred stock of Lapis, par value $0.001 per share.

1.2.34. "Related Party" shall mean: (i) each of Lapis’ stockholders that owns an aggregate of five percent (5%) or more of the capital stock of Lapis; (ii) each individual who is an officer or director of Lapis; (iii) each member of the immediate family, meaning for the purposes of this definition: next of kin, parents and children, of each of the individuals referred to in "(i)" and "(ii)" above; and (iv) any Entity (other than Lapis or any of its Subsidiaries) in which any one of the individuals referred to in "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

1.2.35. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors of Lapis.

1.2.36. "SEC" shall mean the United States Securities and Exchange Commission.

1.2.37. "Securities Act" shall mean the Securities Act of 1933, as amended.

1.2.38. "Shareholder Indebtedness" shall mean all indebtedness outstanding between any of Lapis and/or Mund and/or Lapis’ Subsidiaries.

1.2.39. "Subsidiaries" means Systems, Electronics and Enertec Management Ltd.

1.2.40. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty) and any related charge or amount (including any fine, penalty or interest), in each case imposed, assessed or collected by or under the legal authority of any Governmental Body entitled by applicable law to levy Tax.

1.2.41. "Tax Returns" shall mean returns, reports and information statements with respect to Tax required to be filed by or on behalf of Lapis with the US Internal Revenue Authority and any other taxing authority domestic or foreign.

1.2.42. "Third Party Assurances" means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever given to a third party by Mund and/or Zvi Avni and/or Electronics in respect of any obligation or liability of Lapis and/or its Subsidiaries other than Electronics, for the avoidance of doubt, the above shall include all guarantees, obligations and/or liabilities of any nature whatsoever either Mund and/or Mr. Zvi Avni and/or Electronics may have towards any bank associated with the business and/or activities of Systems and/or Lapis.

1.2.43. "Trading Day" shall mean a day on which the OTC Bulletin Board is open for trading or, if Lapis is subsequently listed for trading on a stock exchange, any day on which such exchange is open for trading.

1.2.44. "Transaction Documents" shall mean this Agreement, the Systems SPA (as defined below), the Electronics SPA (as defined below), the Escrow Agreement (as defined below), the Due Diligence Information, the Disclosure Letter and any other Agreed Form Documents.

1.1.3. "Value" shall mean the value of the Option Shares as calculated in accordance with clause 15.2 of this Agreement.

2.	ISSUANCE AND PURCHASE OF THE ISSUED SHARES

2.1. Subject to and in accordance with the terms of this Agreement, on the Closing Date, Lapis shall issue and allot to the Investor and the Investor shall subscribe to the Issued Shares, which shall be 75,129,500 Common Shares. The Issued Shares shall constitute immediately following the Closing, 92% of the issued and outstanding share capital of Lapis on a Fully Diluted Basis. The Investor shall subscribe to and purchase the Issued Shares, subject to the terms and conditions of this Agreement, in exchange, inter alia, for the transfer to Lapis of the Investor's SN Shares and the grant of the Mund Option, both in accordance with the provisions below.

1.2. The Parties acknowledge that the issue of the Issued Shares shall be completed on the basis of the share issue and other arrangements set out or referred to in the document attached hereto as Schedule 1.2.

1.3. Upon the issuance of the Issued Shares to the Investor, the ownership of the issued share capital of Lapis on a Fully Diluted Basis shall be as detailed, in the capitalization table attached hereto as Schedule 2.2.

3.	TRANSFER OF THE INVESTOR’S SN SHARES

3.1.  In consideration for the Issued Shares and simultaneously with the issue of the Issued Shares, the Investor shall unconditionally transfer to Lapis the Investor’s SN Shares, including any rights accrued thereon per the date of such transfer.

1.4. The Parties acknowledge that the transfer of the Investor’s SN Shares shall be completed on the basis of the share transfer and other arrangements set out or referred to in Schedule 1.4.

4.	CLOSING

4.1.  The closing of the issue of the Issued Shares to the Investor, the transfer to Lapis of the Investor’s SN Shares and the grant of the Mund Option in accordance with the terms of this Agreement and the consummation of the other transactions contemplated under this Agreement (the "Closing") shall take place at the offices of at 10:00a.m. at the offices of Shnitzer, Gotlieb & Co., 7 Menachem Begin Rd., Ramat-Gan 52681, or such other place as the Parties may agree, on the Closing Date.

4.2. The Parties shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document, which is not in Agreed Form at the date of this Agreement.

1.5. At Closing each of the Parties shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party in Schedule 4.3.

1.6. If the Parties fail or are unable to perform any of their respective closing obligations as set out in Schedule 1.5, which are required to be performed by them on or before Closing, and whichever of the Parties is the defaulting Party, such Party shall be referred to as the “Defaulting Party” and the other the “Non-Defaulting Party”, the Non-Defaulting Party shall not be obliged to complete such Party’s obligations under this Agreement and may, in its absolute discretion, by written notice to the Defaulting Party:

1.6.1. elect to defer Closing by not more than twenty (20) Business Days after the original date for Closing to such other date as it may specify in such notice (in which event the provisions of this clause 4.2.1 shall apply, mutatis mutandis, if any of the Parties fails or is unable to perform any of its closing obligations as set out in Schedule 1.5 on such other date); or

1.6.2. elect to complete Closing and its obligations under this Agreement on that date and: (i) specify a further date on which the Defaulting Party shall be obliged to complete its outstanding obligations; and/or (ii) waive all or some of the obligations contained in Schedule 1.5 at its discretion.

5.	REPRESENTATIONS AND WARRANTIES OF LAPIS AND MUND

Each of Lapis and Mund, jointly and severally, hereby represents and warrants to the Investor the below representations and warranties as of the date hereof and acknowledges that the Investor is entering into this Agreement on the basis of and in reliance thereon (the “Mund and Lapis Warranties”).

The below Mund and Lapis Warranties are given subject to and are qualified by:

(i)
any matters fairly disclosed by or under this Agreement, any of the Transaction Documents, the Disclosure Letter, any document contained in the Due Diligence Information, any document provided in the course of the financial due diligence carried out in accordance with any of the Transaction Documents or any other information provided in writing to the Investor or his advisers during the course of any investigation by or on behalf of the Investor into the affairs of Systems, Lapis or any of its Subsidiaries; and

(i)	any other limitations and qualifications as set out in this clause 5 and in Schedule 5.30.1.

5.1. Due Organization and Standing

Lapis is a corporation duly organized and validly existing under the laws of the State of Delaware, the USA. Lapis has all requisite corporate power to own and operate its assets, and to carry on its business as presently conducted, other than where such would not have a material adverse effect. Lapis has not taken any action or failed to take any action, which action or failure would preclude or prevent Lapis from conducting its Business after the execution of this Agreement in the manner conducted on the date hereof, subject to changes to the Business pursuant to the consummation of the transactions contemplated under the Transaction Documents. Lapis has all permits, licenses and any similar authority necessary for the conduct of its Business, the lack of which could adversely affect the business, properties, prospects or financial condition of Lapis. Lapis is not in default under any of such permits, licenses, or other similar authority, which default would have a material adverse effect on Lapis.

5.2. Organizational Documents

Lapis’ Certificate of Incorporation and Bylaws, as in effect on the date hereof are attached hereto as Schedule 5.2. No act has been effected by Lapis to amend any of such documents and, to Lapis’ and Mund's knowledge, to wind up Lapis.

5.3. Capitalization

5.3.1. Lapis’ authorized capital stock is comprised of 5,000,000 shares of preferred stock, par value $0.001 per share, none of which is outstanding, and 100,000,000 Common Shares, of which 6,483,000 Common Shares are issued and outstanding. All of such outstanding Common Shares have been validly issued, are fully paid and nonassessable and were issued in accordance with all applicable laws, rules and regulations.

1.6.3. The issued and outstanding share capital of Lapis, on a Fully Diluted Basis is set forth in Schedule 5.3.2 hereof. At the Closing Date, save as provided for in accordance with the provisions of this Agreement or the Transaction Documents and the warrants granted to an historic services provider to acquire shares in Lapis as set out in Schedule 1.6.3, there will not be any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating Lapis to issue any additional shares of Lapis or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for any shares of Lapis, except as set forth in Schedule 1.6.3. There are no agreements or arrangements under which Lapis is obligated to register the sale of any of its securities under the Securities Act.

5.4. Valid Issuance The Issued Shares to be issued to the Investor in the transaction contemplated by this Agreement will, when issued and paid for in accordance with the provisions of this Agreement, upon Closing, be validly authorized, issued, fully paid and nonassessable and issued in compliance with an exemption from applicable United States federal securities laws.

5.5. SEC Filings; Financial Statements

5.5.1. Lapis has filed all reports required to be filed by Lapis under the Securities Act and the Exchange Act for the two-year period preceding the date hereof (or such shorter period as Lapis was required by applicable law or regulation to file such material) (the “Lapis SEC Documents”), each of which has complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such reports were filed and, as of their respective dates of filing with the SEC, none of the Lapis SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.5.2. A true and complete copy of the audited, consolidated financial statements of Lapis for the year ended December 31, 2007, will be provided to the Investor upon Closing (the “Yearly Financial Statements”); a trial balance sheet for the period ended 2 days prior to the Closing will be provided to the Investor upon Closing (the "Trial Balance"). The Yearly Financial Statements will have been prepared in conformity with generally accepted accounting principles in the U.S. (except: (i) as may be otherwise indicated in such financial statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may not include all required footnotes or may be condensed or summary statements and are subject to routine year-end adjustments). Subject to the matters required to appear in such documents in accordance with the relevant accounting principles, the Yearly Financial Statements and the Trial Balance present fairly in all material respects the financial condition, the results of operations, changes in shareholders' equity and cash flow of Lapis for the periods referred to in such Yearly Financial Statements, subject, in the case of unaudited statements, to normal year-end audit adjustments. As of their respective dates, the financial statements of Lapis included in the Lapis SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such financial statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may not include all required footnotes or may be condensed or summary statements and are subject to routine year-end adjustments) and fairly present in all material respects the consolidated financial position of Lapis as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments as referred to above). Subject to the provisions and qualifications set out in the Transaction Documents, no other information provided by or on behalf of Lapis to the Investor which is not included in the Lapis SEC Documents, including, without limitation, information referred to in clause 6.14 of this Agreement, contains any untrue statement of a material fact or deliberately omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

5.5.3. Other than as disclosed in the Yearly Financial Statements and in the Trial Balance, Lapis has no financial liabilities, debts or financial obligations, whether accrued, absolute or contingent, which are required to be disclosed in the Yearly Financial Statements in accordance with the accounting principles under which such Yearly Financial Statements were made.

1.6.4. Except as set forth in Schedule 5.5.4 and Schedule 1.6.3 or as otherwise contemplated in the Transaction Documents, since 1 January 2007 and until the date of this Agreement Lapis has not consummated any of the following: (i) a merger with or an acquisition of a company; (ii) a transaction which represents a sale of five percent (5%) of Lapis’ activities during the fourth fiscal quarter of 2007; (iii) created or extended any credit facility, other than in the ordinary course of business; and (iv) a material transaction which is out of the ordinary course of the Business of Lapis. Since 1 January 2007, there has not been any event or condition of any character which has materially adversely affected Lapis’ Business.

5.5.4. Lapis’ minute books, share record books, and other records of Lapis are correct in all material respects and a true and complete copy of all such minute books and share record books has been provided to the Investor.

5.6. Tax Matters

5.6.1. Lapis has timely filed all Tax Returns required by applicable laws. All Tax Returns of Lapis were true and correct in all material respects when filed, and Lapis has paid all taxes and other assessments due. Lapis made the proper allowance in its financial statements with respect to any taxes that are due but not yet paid by Lapis.

1.6.5. The Lapis’ Yearly Financial Statements make full provisions for all Taxes for which Lapis was then or that thereafter became or, if known at the date hereof, may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into except as specifically set forth in Schedule 5.6.2 and Lapis promptly paid or fully provided in its books of account for all Taxes for which it has or may hereafter become liable or accountable in the period from the date of its incorporation to the Closing Date.

1.6.6. To Lapis’ knowledge, and except as set forth in Schedule 1.6.5 or where such would not have a material adverse effect, Lapis has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief made, claimed by or afforded to it was made subject, under any legislation relating to Taxes.

1.6.7. Except as specifically set forth in Schedule 1.6.5, to the knowledge of the Lapis, at the date of this Agreement there are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Government Body in relation to its liability or accountability for Taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of Lapis any of its enterprises under or for the purpose of any provision of any legislation relating to Taxes.

5.7. Legal Proceedings; Orders

1.6.8. Except as set forth in Schedule 5.7.1 there is no pending Legal Proceeding, and, to Lapis' knowledge, no Person has threatened to commence any Legal Proceeding that: (i) involves Lapis or any of the assets owned or used by Lapis or any Person whose liability Lapis assumed, either contractually or by operation of law; or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of, any of the transactions contemplated by this Agreement. To Lapis’ and Mund's knowledge no material event has occurred, and no material claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to, or serve as a basis for, the commencement of any such Legal Proceeding that has a potential material adverse effect on Lapis.

5.7.1. To Lapis’ and Mund's knowledge, there is no order, writ, injunction, judgment or decree to which Lapis, or any of the assets owned or used by Lapis, are subject. To Lapis’ and Mund's knowledge, no director, officer, consultant or employee of Lapis is subject to any order, writ, injunction, judgment or decree that prohibits such director, officer, consultant or employee from engaging in or continuing any conduct, activity relating to Lapis' Business.

5.8. Authority; Binding Nature of Agreement Subject to the fulfillment of all Conditions and other stipulations and provisions set out in the Transaction Documents: (i) Lapis has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance by Lapis of this Agreement (including the contemplated issuance of the Issued Shares in accordance with this Agreement) will have been duly authorized by all necessary action on the part of Lapis’ board of directors at Closing; and (ii) this Agreement constitutes the legal, valid and binding obligation of Lapis, enforceable against it in accordance with its terms.

5.9. Non-Contravention; Consents

5.9.1. Except as set forth in this Agreement and/or as contemplated under any of the Transaction Documents or where such would not have a material adverse effect: (1) the execution, delivery or performance of this Agreement or any of the Transaction Documents; and (2) the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents, will not directly or indirectly (with or without notice or lapse of time):

5.9.1.1. contravene, conflict with or result in a violation of: (i) any of the provisions of the Certificate of Incorporation or Bylaws; (ii) any resolution adopted by the shareholders of Lapis, the board of directors or any committee of the board of directors of Lapis, and will not trigger any right of first refusal, tag-along right or preemptive right in respect of Lapis’ securities;

5.9.1.2. except where such would not have a material adverse effect on the Business, contravene, conflict with or result in a violation of any applicable law, rule or regulation or give any Governmental Body or other Person the legal right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Lapis, or any of the assets owned or used by Lapis is subject;

5.9.1.3. except where such would not have a material adverse effect on the Business, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Lapis or that otherwise relates to the Business or to any of the assets owned or used by Lapis;

5.9.1.4. except where such would not have a material adverse effect on the Business, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any agreement to which Lapis is a party (including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral) that is or would constitute an agreement, or give any Person the right to: (i) declare a default or exercise any remedy under any such agreement, which would have a material adverse effect on the Business; (ii) accelerate the maturity or performance of any such agreement in a manner which would have a material adverse effect on the Business; or (iii) cancel, terminate or modify any such agreement in a manner which would have a material adverse effect on the Business; or

5.9.1.5. result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Lapis.

5.10. Other than as set out in the Conditions and/or in any other stipulation or provision of the Transaction Documents and except for filings required under applicable federal and/or state securities laws, Lapis is not required to take any action or obtain any authorization, consent, waiver or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Body or other Person in connection with its execution, delivery and performance of the transactions contemplated by this Agreement.

5.11. Subsidiaries At the date of this Agreement, except for Electronics, Enertec Management Ltd. and Systems, Lapis has no subsidiaries, and does not own, of record or beneficially, directly or indirectly, any interest or share capital or equity interest in any other Entity.

1.7. Outstanding Debt Except as set forth in Schedule 5.12 or as set out under this Agreement or any of the Transaction Documents or in Lapis’ and/or its Subsidiaries’ financial statements, Lapis has no outstanding loans, and is not a guarantor of any debt or monetary obligation. Given the nature of the information set forth in the Schedule 1.7, which will be subject to changes in the ordinary course of business from time to time, Schedule 1.7 will be amended and updated immediately prior to Closing to contain information in respect of all outstanding loans and guarantees granted by Lapis for any debt or obligation immediately prior to Closing.

1.8. Contracts and Contractual Arrangements Lapis is not in a material default under any indenture, mortgage, lease, contract, purchase order or other instrument, or agreement: (i) to which Lapis is a party and which is material for the Business; or (ii) by which Lapis may be materially adversely affected; or (iii) in respect of which any of its property which is material for the Business of Lapis may be materially adversely affected. To Lapis’ and Mund's knowledge, no third party is in material default under any material contract or other instrument or agreement to which Lapis is a party or by which it or any of its assets are affected. Except as detailed in Schedule 5.12 and other than where such would not have a material adverse effect on the Business, there is no contract, license, commitment or undertaking to which Lapis is a party that will be in effect after Closing: (i) that prohibits or substantially restricts Lapis from freely engaging in any business in any part of the world; or (ii) obligating Lapis to share, license or develop any product or technology.

5.12. Indebtedness of or to Major Shareholders; Conflicts of Interest

1.8.1. Except as detailed in Schedule 5.12.1 or in Lapis’ and/or its Subsidiaries’ financial statements or any of the Transaction Documents and other than in the ordinary course of business, none of Lapis’ holders of ten percent (10%) or more of Lapis’ share capital on a fully diluted basis (a “Major Shareholder”), directors, officers or employees is indebted to Lapis for an amount exceeding NIS 50,000, and Lapis has no debt or obligation to any of them in an amount exceeding NIS 50,000.

5.12.1. Other than as contemplated under any of the Transaction Documents, none of the Subsidiaries, Major Shareholders, directors, officers or employees: (i) has any interest in the assets, technology or know-how used or owned by Lapis or which is required for Lapis to operate its Business; (ii) is a party to any contract or business arrangement with Lapis affecting the ownership of assets, technology or know-how used or owned by Lapis or which is required for Lapis to operate its Business; or (iii) has any interest in any other transaction related to the assets, technology or know-how used or held by Lapis or which is required for Lapis to operate its Business. Except as set forth in the Lapis SEC Documents or as contemplated under any of the Transaction Documents, none of the officers, directors or employees of Lapis is presently a party to any transaction with Lapis or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of Lapis or Mund, any corporation, partnership, trust or other entity in which any such officer, director, or employee has an interest or is an officer, director, trustee or partner.

5.12.2. All Shareholder Indebtedness shall have been repaid in full immediately prior to Closing.

5.13. Employees; Directors and Major Shareholders

1.8.2. Schedule 5.13.1 contains a complete and accurate list of all employees of Lapis.

5.13.1. To the knowledge of Lapis and Mund, no key employee, key officer, or director of Lapis (each, a "Representative" and collectively, the "Representatives") is a party to, or otherwise bound by, any agreement or arrangement (including any confidentiality, non-competition, proprietary rights agreement, licenses, covenants or commitments of any nature), between such Representative and any other person, or subject to any order or any other restriction that in any way materially adversely affects the performance of such Representative’s duties as an employee, officer or director of Lapis. Other than as contemplated under any of the Transaction Documents, none of the directors, key officers, or key employees of Lapis has informed Lapis that he or she intends to terminate his employment with it.

5.14. Labor Relations; Compliance

5.14.1. Lapis is not bound by or subject to any contracts, commitments or arrangements with any labor union.

5.14.2. Lapis has complied in all material respects with all material legal requirements relating to employment, wages, hours, benefits, the payment of social security and similar taxes and occupational safety and health.

5.14.3. Lapis does not have any labor relations problem pending, or to the knowledge of Lapis, threatened and its labor relations, to its knowledge, are satisfactory.

1.8.3. All present key employees and directors of Lapis and key employees and directors of Lapis during the 2 years immediately prior to Closing, as listed in Schedule 5.14.4, who materially contributed to the development of the business of Lapis, have entered into a written agreement with Lapis, under which all copyrights on any invention or patents invented by one of the above in the framework of his or her service with Lapis and during the term of his or her engagement with Lapis, belong solely to Lapis.

5.15. Stock Option Plan Lapis’ 2002 Stock Option Plan (the “Plan”) has been duly authorized and adopted by the board of directors and the shareholders of Lapis. Lapis has no other equity or phantom equity plans in existence. Lapis has no options outstanding under the Plan and has never issued any options under the Plan.

5.16. Intellectual Property Rights

1.8.4. So far as Lapis and Mund are aware, Lapis has good title to and/or ownership of, and/or valid and enforceable licenses to use all of its Intellectual Property that can be registered for ownership or requires licensing and which is used in the conduct of Lapis’ Business, save where such would not have a material adverse effect on the Business. A list of all such licenses, other than licenses for off-the-shelf products, and registered ownership of Intellectual Property is attached hereto as Schedule 5.16.1.

5.16.1. Lapis has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its trade secrets and other confidential technical information, save where such would not have a material adverse effect on the Business.

5.16.2. To Lapis’ and Mund’s knowledge, the use of the Intellectual Property of Lapis in the Business does not constitute an infringement, misappropriation or misuse of any intellectual property rights of any third party, save where such would not have a material adverse effect on the Business. There are no claims pending and, to Lapis’ and Mund's knowledge, no claims threatened against Lapis or its directors regarding the use of, or challenging or questioning the right or title of Lapis in the Intellectual Property of Lapis or the use of it.

1.8.5. Except as set forth in Schedule 5.16.3, Lapis’ has no registered patents, trademarks and registered copyrights, pending applications for registration of patents, trademarks and copyrights.

1.8.6. Lapis’ Intellectual Property rights as set forth in Schedules 1.8.4 and 1.8.5 is, in combination with certain off-the-shelf products to which it has a license, the required Intellectual Property to enable Lapis to carry on its Business.

1.9. Related Party Transactions Except for the transactions contemplated by or disclosed in the Transaction Documents, in Lapis’ and/or any of the Subsidiaries’ financial statements, and as disclosed in Schedule 5.17: (i) no Related Party has any direct or indirect interest (other than through the holding of securities in Lapis or any of its Subsidiaries) in any material asset used in the Business of Lapis; (ii) no Related Party is indebted to Lapis, other than under inter-company agreements or pursuant to loans and guarantees provided by Mund to Lapis and/or the Subsidiaries; (iii) no Related Party has any direct or indirect financial interest in, any material agreement, material transaction or material business dealing involving Lapis, other than any interest due to such Related Party being a shareholder, employee or director of Lapis or its Subsidiaries; (iv) no Related Party is competing directly or indirectly, with Lapis (for the avoidance of doubt, the business conducted by Electronics, is deemed to be an activity that does not compete with Lapis or its Subsidiaries); and (v) no Related Party has any claim against Lapis other than in respect of Inter-Entity Indebtedness (as such term is defined in the Systems SPA).

1.10. Title to Property and Assets  Except as set forth in Schedule 5.17, Lapis owns its assets which are material to the Business of Lapis free and clear of all Encumbrances. With respect to the property and assets which are material to the Business and which are leased or licensed, Lapis is in compliance with all applicable material terms of the lease or license agreements. Schedule 5.20 contains a correct and complete list of all leases under which Lapis leases real estate property or assets.

1.11. Insurance Schedule 5.17 hereto lists all policies of insurance to which Lapis is a party. Such policies are valid, outstanding, and enforceable, and taken together, they provide adequate insurance coverage against such insured risks including and in such amounts as the management of Lapis believes to be prudent in the businesses in which Lapis is engaged.

1.12. Directors, Officers A list of the directors and key officers of Lapis as at the date this Agreement is attached as Schedule 5.17 hereto.

5.17. Brokers No broker, finder or investment banker, for which Lapis and/or Mund may be liable, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

5.18. No Undisclosed Events, Liabilities, Developments or Circumstances To Lapis’ knowledge, since January 1, 2006 through February 22, 2008, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Lapis or its Business, properties, prospects, operations or financial condition, that would be required to be disclosed by Lapis under applicable securities laws on a Form 8-K (other than the transactions contemplated in this Agreement and/or in the Transaction Documents) relating to an issuance and sale by Lapis of its Common Shares and which has not been publicly announced.

5.19. Foreign Corrupt Practices Neither Lapis nor, or to Lapis’ knowledge, any director, officer, agent, employee or other Person authorized to act on behalf of Lapis has, in the course of its actions for, or on behalf of, Lapis: (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government officials or employee or to any foreign or domestic political parties or campaigns from corporate funds or failed to disclose fully any contribution made by Lapis (or made by any person acting on its behalf of which Lapis is aware) which is  in violation of applicable law; or (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

5.20. Internal Accounting and Disclosure Controls Lapis maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. Lapis maintains a standard disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) established and administered in accordance with generally accepted accounting principles in the U.S. and the applicable requirements of the Exchange Act. Lapis’ officers certified Lapis’ internal controls as of the filing of Lapis’ Form 10-QSB for the quarter ended September 30, 2007 and since that date, there have been no significant changes in Lapis’s internal controls (as such term is defined in Section 307(b) of Regulation S-K) or, to Lapis’s knowledge, any other facts that would significantly affect Lapis’s internal controls.

5.21. Off Balance Sheet Arrangements There is no transaction, arrangement, or other relationship between Lapis and an unconsolidated or other off balance sheet entity that is required to be disclosed by Lapis in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a material adverse effect, except where such noncompliance would not have, individually or in the aggregate, a material adverse effect on Lapis.

5.22. Independent Auditors Gvilli & Co., which has certified certain financial statements of Lapis, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations thereunder.

5.23. Full Disclosure Other than where such would not have a material adverse effect on the Business, this Agreement does not contain any representation, warranty or information that is false or misleading with respect to any statement of a material fact, the omission of which causes the statement from which it was omitted to become materially untrue, materially inaccurate or materially misleading. To Lapis’ and Mund’s knowledge, all documents and information requested by the Investor and/or his advisors within the framework of the due diligence conducted by the Investor in respect of Lapis that are in the possession of Lapis and/or Mund and that could be provided by employing reasonable efforts, have been provided.

5.24. Warranties The Investor acknowledges and agrees that:

1.12.1. Any Claims shall be subject to the limitations on liabilities and other provisions set out in Schedule 5.24.1.

5.24.1. The Mund and Lapis Warranties are the only warranties or representations of any kind given by or on behalf of Mund and/or Lapis on which the Investor may rely in entering into this Agreement.

5.24.2. At the time of entering into this Agreement, the Investor is not aware of any facts or circumstances which are likely to result in a Claim being made against Mund and/or Lapis or any misrepresentation by or on behalf of Mund and/or Lapis in connection with any of the Transaction Documents.

5.24.3. Each of the Mund and Lapis Warranties shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other representation of warranty in this Agreement

6.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor makes the following representations and warranties to Lapis and Mund:
6.1. This Agreement and the Transaction Documents, which are to be entered into by the Investor will, when executed, constitute valid and binding obligations of the Investor enforceable in accordance with their respective terms.

6.2. Subject to fulfillment of the Conditions neither entry into this Agreement nor entry into, and implementation of, any of the Transaction Documents will:

6.2.1. result in violation or breach of any applicable laws or regulations in any relevant jurisdiction;

6.2.2. amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction; or

6.2.3. result in a breach of, or give rise to a default under, any contract or other instrument,

by the Investor, which, in each case, would affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

6.3. No order has been made or petition filed to request the bankruptcy or insolvency of the Investor. No order has been made, petition presented or meeting convened for the winding up of any company in which the Investor holds securities and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such cases or proceedings against the Investor or any company in which the Investor holds securities.

6.4. Organization SN is a company duly organized and validly existing under the laws of the State of Israel. SN has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. SN is in good standing in each jurisdiction in which the nature of its business and its ownership or leasing of property requires that SN becomes so qualified, except to the extent that the failure to be so qualified or be in good standing would not have an adverse effect on SN and its subsidiaries, properties and assets. SN has not taken any action or failed to take any action, which action or failure would preclude or prevent SN from conducting its business after the execution of this Agreement in the manner conducted on the date hereof. SN has all permits, licenses and any similar authorizations and Consents necessary for the conduct of its business as now being conducted by it, the lack of which could adversely affect the business, properties, prospects or financial condition of SN. SN is not in default under any of such permits, licenses, or other similar authority, which default would have an adverse effect on SN.

6.5. Organization and Organizational Documents

6.5.1. To the Investor’s and SN's knowledge: (i) no order has been made, petition presented or meeting convened for the winding up of SN or for any of its direct or indirect holding companies or subsidiaries, or for the appointment of any provisional liquidator in respect of them or any of their respective assets and properties; (ii) there are no cases or proceedings under applicable insolvency, reorganization or similar laws, and no events have occurred which, under applicable laws, would justify any such cases or proceedings; or (iii) no action has been taken or prepared to have SN struck out from the Israeli Registrar or have SN’s shares delisted from trading on the Tel Aviv Stock Exchange.

6.5.2. SN’s Memorandum and Articles of association, as in effect on the date hereof, are attached hereto as Schedule 6.5.2. No act has been effected by SN and/or its shareholders to amend any of such documents in a manner, which would alter the form of the documents attached hereto as Schedule 6.5.2.

6.6. Authorization; Binding Authority; Enforceability The Investor has obtained all authorizations from SN and all applicable governmental, statutory, regulatory or other consents, licences, authorizations, waivers or exemptions required to empower him to enter into and to perform his obligations hereunder, to consummate the transactions contemplated by this Agreement and by any other Transaction Document to which he is (or is proposed to be) a party, and to purchase the Issued Shares from Lapis pursuant and subject to the provisions of this Agreement.

6.7. Ownership and Title The Investor represents and warrants that: (i) he has full title and ownership of the Investor's SN Shares; (ii) the Investor's SN Shares are fully paid up and non-assessable and at Closing, the Investor shall deliver to Lapis good title to, and all rights to vote, all of the Investor's SN Shares to be sold and transferred to Lapis hereunder, free and clear of any Encumbrance; (iii) the Investor did not enter into any agreement or arrangement pursuant to which any Person has the right (exercisable now or in the future and whether contingent or not) to any of the Investor's SN Shares; (iv) the Investor is entitled to transfer or procure the transfer of the Investor's SN Shares on the terms set out in this Agreement; and (v) the Investor's SN Shares constitute the Investor’s entire personal holdings in SN.

1.13. No Violations Subject to the fulfillment of the Conditions set out in clause 10, neither the entry into nor the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation by the Investor of the transactions contemplated thereunder will: (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which SN is a party; (ii) result in any relevant jurisdiction in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or SN, which, in each case, would adversely affect the Investor’s ability to enter into or perform his obligations under this Agreement and/or any Transaction Document to which he is a party; and (iii) neither entry into this Agreement nor entry into the Transactions Documents and the transactions contemplated therein, will result in, now or in the future, a requirement for the Investor to obtain any consent or approval, or give any notice to or make any registration with, any governmental regulatory or other authority which has not been obtained or made as at the date of this Agreement and could affect the implementation or consummation of the transactions contemplated under the Transaction Documents.

6.8. No Investigations So far as the Investor is aware, neither the Investor nor SN are subject to any order, judgment, direction, investigation or other proceedings by any Governmental Body or regulatory authority, which will, or are reasonably likely to, prevent or delay the fulfillment of any of the Conditions to this Agreement or the Transaction Documents.

6.9. Consideration The Investor has available cash or loan facilities, which will, at the time set out therefore under this Agreement, provide in immediately available funds the necessary cash resources to meet its obligations in respect of the Mund Option, including, but not limited to the payment of the Minimum Value, or any guarantee granted to Mund and, in the case of loan facilities, they involve no material pre-conditions and the Investor will be able to satisfy all conditions of drawdown to such loan facilities at or prior to the time the obligations in respect of the Mund Option will materialize and meet the Investor’s other obligations under this Agreement and the Transaction Documents.

6.10. No Public Sale or Distribution The Investor is acquiring the Issued Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, the Investor does not agree to hold any of the Issued Shares for any minimum or other specific term and reserves the right to dispose of the Issued Shares at any time in accordance with or pursuant to an effective registration statement or an exemption under the Securities Act.

6.11. Accredited Investor Status At the time the Investor was offered the Issued Shares and as the date hereof and will be at the Closing Date, either; (i) an “accredited investor” as that term is defined under Regulation D; or (ii) not a “U.S. “Person” as that term is defined in Rule 902(b) of Regulation S and the sale of the Issued Shares constituted an “offshore transaction” as that term is defined in Rule 902(i) of Regulation S.

6.12. Restricted Securities The Investor understands that the Issued Shares are being offered and sold to him in reliance on specific exemptions from the registration requirements of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the truth and accuracy of the Investor’s representations, warranties, agreements, acknowledgments and understandings expressed herein and the Investor’s compliance therewith. The Investor understands that the Issued Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Issuer must hold the Issued Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that Lapis has no obligation to register or qualify the Issued Shares for resale.

6.13. Information The Investor acknowledges that, prior to entering into this Agreement and the Transaction Documents to which the Investor is a party, the Investor and its advisors have been furnished with all materials relating to the business, finances and operations of Lapis and materials relating to the offer and sale of the Issued Shares which have been requested by or on behalf of the Investor in order to evaluate the investment and verify the accuracy of all information furnished to it regarding Lapis, and access to all of the Lapis SEC Documents. The Investor and its advisors, if any, have been afforded the opportunity to ask questions to and receive answers from Lapis concerning the terms and conditions of the offering of the Issued Shares. The Investor understands that its investment in the Issued Shares involves a high degree of risk and is able to afford a complete loss of such investment. The Investor has sought such accounting, legal and tax advice as he has considered necessary to make an informed investment decision with respect to his acquisition of the Issued Shares.

6.14. No Governmental Review The Investor understands that no United States Governmental Body has passed on or made any recommendation or endorsement of the Issued Shares or the fairness or suitability of the investment in the Issued Shares nor have such authorities passed upon or endorsed the merits of the offering of the Issued Shares.

6.15. General Solicitation The Investor is not purchasing the Issued Shares as a result of any advertisement, article, notice or other communication regarding the Issued Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6.16. Legends The Investor understands that the certificates representing the Issued Shares until such time as the resale of the Issued Shares have been registered under the 1933 Act, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO LAPIS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SHARES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SHARES.

7.	COVENANTS OF LAPIS AND MUND

Lapis and Mund hereby covenant:

1.14. Access and Investigation During the period from the date of this Agreement through the Closing Date, or the earlier termination hereof in accordance with clause 13 (the "Pre-Closing Period"), Lapis and Mund shall, and shall cause their Representatives to: (a) provide the Investor and the Investor's representatives with reasonable access at reasonable times upon reasonable prior notice, to Lapis’ representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Lapis, which is held, controlled or can be reasonably obtained by Lapis; and (b) provide the Investor and Investor's representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Lapis, which is held, controlled or can be reasonably obtained by Lapis, and with such additional financial, operating and other data and information regarding Lapis, as the Investor may reasonably request, and which is held, controlled or can be reasonably obtained by Lapis.

7.1. Operation of Lapis’ Business Other than as contemplated or disclosed under any of the Transaction Documents, or as required in order to facilitate the transactions contemplated under any of the Transaction Documents, during the Pre-Closing Period:

7.1.1. Lapis shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

1.14.1. Lapis shall keep, to the extent required, in full force all insurance policies referred to in Schedule 1.11;

7.1.2. unless the Consent of the Investor is obtained and save as contemplated in this Agreement or under the Transaction Documents or as required in order to facilitate and effect the transactions contemplated under this Agreement or under the Transaction Documents, Lapis shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock of Lapis, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of Lapis;

7.1.3. unless the Consent of the Investor is obtained and save as contemplated or disclosed in this Agreement or under the Transaction Documents or as required in order to facilitate and effect the transactions contemplated under this Agreement or under the Transaction Documents, Lapis shall not sell, issue or authorize the issuance of: (i) any capital stock or other security; (ii) any option or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

7.1.4. unless the Consent of the Investor is obtained and save as contemplated or disclosed in this Agreement or under the Transaction Documents or as required in order to facilitate and effect the transactions contemplated under this Agreement or under the Transaction Documents, Lapis, shall not amend or permit the adoption of any amendment to the Certificate of Incorporation or Bylaws or effect or permit Lapis to become a party to any of the following transactions in Lapis’ securities: acquisition, recapitalization, reclassification of securities, stock split, reverse stock split or similar transaction;

7.1.5. unless the Consent of the Investor is obtained and save as contemplated in this Agreement or under the Transaction Documents or as required in order to facilitate and effect the transactions contemplated under this Agreement or under the Transaction Documents, Lapis, shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

7.1.6. unless the Consent of the Investor is obtained and other than in the ordinary course of business, or in respect of obligations or liabilities under Lapis’ financial statements or as contemplated or disclosed under the Transaction Documents, Lapis shall not make any capital expenditure;

7.1.7. unless the Consent of the Investor is obtained and other than in the ordinary course of business or as contemplated or disclosed under the Transaction Documents, Lapis shall not: (i) enter into, or permit any of the assets owned or used by it to become bound by, any contract that is or would constitute a Material Agreement; or (ii) amend or prematurely terminate, or waive any right or remedy under, any such Material Agreement;

7.1.8. unless the Consent of the Investor is obtained and save as contemplated in this Agreement or under the Transaction Documents or as required in order to facilitate and effect the transactions contemplated under this Agreement or under the Transaction Documents, Lapis shall not, other than in the ordinary course of business: (i) acquire, lease or license any right or other asset from any other Person, the value of which exceeds an amount that is equal to or greater than five percent (5%) of the aggregate of Lapis’ and its Subsidiaries’ revenue over the year 2007; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, the value of which exceeds an amount that is equal to or greater than five percent (5%) of the aggregate of Lapis’ and its Subsidiaries’ revenue over the year 2007; or (iii) waive or relinquish any right that would have a material adverse effect on the Business;

7.1.9.  unless the Consent of the Investor is obtained and save as contemplated in this Agreement or under the Transaction Documents or as required in order to facilitate and effect the transactions contemplated under this Agreement or under the Transaction Documents, Lapis shall not: (i) establish, adopt or amend any employee benefit plan; (ii) other than in accordance with past practices or as previously agreed by Lapis or disclosed to the Investor, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, consultants or employees; or (iii) other than in accordance with past practices hire any new employee;

7.1.10. Lapis shall not change any of its methods of accounting or accounting practices;

7.1.11. Lapis shall not make any Tax election; and

7.1.12. Lapis shall not commence or settle any material Legal Proceeding.

7.2. Notification; Updates to Disclosure Schedule

7.2.1. During the Pre-Closing Period, Lapis and Mund shall promptly notify the Investor in writing of:

7.2.1.1. the discovery by Lapis of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by Lapis in this Agreement;

7.2.1.2. any event, condition, fact or circumstance that occurs, arises or exists prior to Closing and that causes or constitutes a material inaccuracy in or breach of any representation or warranty made by Lapis in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

7.2.1.3. any material breach of any representation, warranty, covenant or obligation of Lapis; and

1.14.1.1. any event, condition, fact or circumstance that would make the timely satisfaction of any of the Conditions set forth in clause 10 or clause 11 impossible or unlikely;

7.2.1.4. other than in the ordinary course of business and save as disclosed or required in order to facilitate the transactions contemplated in the Transaction Documents, any engagement of Lapis, oral or written, resulting in an exposure to Lapis of a sum equal to or exceeding fifty thousand Dollars ($50,000).

1.14.2. If any event, condition, fact or circumstance that is required to be disclosed pursuant to clause 7.2.1 requires any change in Lapis’ Disclosure Letter, or if any such event, condition, fact or circumstance would require such a change assuming Lapis’ Disclosure Letter were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Lapis shall promptly deliver to the Investor an update of Lapis’ Disclosure Letter specifying such change.

7.3. No Negotiation Except as disclosed or required in order to facilitate the transactions contemplated under the Transaction Documents, during the Pre-Closing Period, Lapis and Mund shall not directly or indirectly:

7.3.1. solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than the parties to the Transaction Documents) relating to a possible Acquisition Transaction;

7.3.2. participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than the parties to the Transaction Documents) relating to or in connection with a possible Acquisition Transaction; or

7.3.3. consider, entertain or accept any proposal or offer from any Person (other than the parties to the Transaction Documents) relating to a possible Acquisition Transaction.

7.4. Lapis Shareholder Consent Lapis will take, in accordance with applicable law and its Certificate of Incorporation, the actions necessary to seek written consent of holders of a majority of the Common Shares (the “Lapis Shareholder Consent”) to consider and vote for the approval of this Agreement, the Transaction Documents and the transactions contemplated thereby, to the extent such approval is required under applicable laws, including without limitation, filing with the SEC and mailing to Lapis’ shareholders an information statement under the Exchange Act. Lapis’s board of directors shall recommend such approval and Lapis shall take reasonable action to solicit such approval.

7.5. Inter-Entity Indebtedness All Inter-Entity Indebtedness (as such term is defined in the Systems SPA) shall have been repaid, or waived, by and to Mund, Lapis and its Subsidiaries in full immediately prior to Closing.

7.6. Lapis and Mund shall promptly notify the Investor in writing of any inquiry, proposal or offer, which they have knowledge of, relating to a possible Acquisition Transaction that is received by Lapis or any of its Representatives during the Pre-Closing Period.

8.	COVENANTS AND UNDERTAKINGS OF THE INVESTOR

The Investor hereby covenants:

8.1. Release of Guarantees To procure the release of Mund and Zvi Avni and Electronics not later than the Closing Date from all Third Party Assurances. Notwithstanding any other provision of this Agreement or any of the Transaction Documents, the Investor hereby covenants that if the Condition set out in clause 11.4 “Guarantees and other Third Party Assurances Closing” will have been waived, and Closing will have become effective, the Investor shall comply with its obligations under the above clause notwithstanding such waiver and upon the waiver of such Condition, the provisions thereof shall become a post Closing covenant as set out in clause 14.1.

8.2. Filings and Consents The Investor will take all action reasonably requested by Lapis and Mund (but without the obligation to incur any costs or expenses in connection therewith) to assist Lapis and Mund to obtain any Consents to be obtained by them, if any, under the Transaction Documents.

8.3. Investor’s Undertaking The Investor procures and undertakes that the obligations of the Investor under this Agreement and the Transaction Documents shall be binding upon his successor and assignees.

9.	ADDITIONAL COVENANTS OF THE PARTIES

9.1. Filings and Consents As promptly as practicable after the execution of this Agreement, each Party: (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the transactions contemplated under the Transaction Documents; and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or contract, or otherwise) by such Party in connection with or for the purpose of effecting the transactions contemplated under the Transaction Documents. Each party to the Transaction Documents shall (upon request) promptly deliver to the other parties of the Transaction Documents a copy of each such filing made, each such notice given and each such Consent obtained by such party to the Transaction Documents during the Pre-Closing Period or thereafter.

9.2. Public Announcements During the Pre-Closing Period, the Parties shall not issue any press release or make any public statement or disclosure regarding the Transaction Documents, or regarding any of the transactions contemplated under the Transaction Documents, without the other Parties’ prior written consent. Notwithstanding the provisions of the preceding sentence, each Party shall be permitted to issue any press release or make any public statement or disclosure as such Party is advised by counsel is legally required to be issued or made under any applicable laws, stock exchange regulation or other supervisory body or Governmental Body to whose rules the press release, public statement or disclosure is subject; provided, however, that in such event the Party issuing such press release or making such public statement or disclosure, such Party will provide the other Parties with prompt written notice of such requirement and a copy of the press release to be issued or public statement to be made, and the Parties shall consult each other and use reasonable efforts to agree on the content of such press release or public statement.

9.3. Additional Purchase of Company's Shares In the event any of Lapis’ shareholders shall, pursuant to the transactions contemplated under the Transaction Documents, offer or request to sell any of their Common Shares holdings in Lapis to the Investor on the same, or similar, terms that Mund is entitled to sell his Common Shares to the Investor pursuant to the Mund Option or the Transaction Documents, the Investor shall purchase such shares from such shareholders of Lapis and Mund will participate with the Investor -in financing the purchase of shares offered by members of the public on a pro rata basis. Notwithstanding the above: (A) Mund shall not participate in financing the sale of shares held by Zvi Avni; and (B) Mund’s participation in the financing set out in this sub clause 9.3: (i) will be limited to an amount of two hundred thousand Dollars ($200,000); and (ii) will be financed by reducing the consideration to be paid by the Investor for the Mund Option.

9.4. Documents in Agreed Form The following documents in Agreed Forms shall be provided to the Parties and/or finalized prior to Closing:

1.14.3. A legal opinion from Lapis’ US legal counsel, in the form to be attached hereto as Schedule 9.4.1, and addressed to the Investor and dated as of the Closing Date.

1.14.4. A legal opinion of legal counsel to SN, in the form to be attached hereto as Schedule 9.4.1, addressed to Lapis and dated as of the Closing Date.

1.14.5. A fairness opinion from Tesuot/Mr. Jacob Eshed, in the form to be attached hereto as Schedule 9.4.1, in respect of all the transactions contemplated by this Agreement and the Transaction Documents.

9.4.1. A letter by Bank Leumi LeIsrael B.M. and a letter by Bank Hapoalim B.M. (each a “Bank” and collectively the “Banks”), to be attached hereto prior to Closing as Schedules 9.4.4.1 and 9.4.4.2 in which the Banks provide their consent to: (i) the Closing and consummation of the transactions contemplated in the Transaction Documents; and (ii) release Mund and Mr. Zvi Avni and Electronics form all Third Party Assurances per the Closing.

9.4.2. An employment agreement in respect of Mr. Zvi Avni’s employment as CEO of Systems attached hereto as Schedule 9.4.5 shall have been entered into prior to Closing.

10.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE INVESTOR

Closing shall be conditional on fulfillment at or before the Date of Closing of the following Conditions. The conditions set out in this clause 10 may be only waived by written notice from the Investor.

10.1. Consents and other documents The following Consents and other documents shall have been obtained by Lapis and Mund and delivered to the Investor without conditions and shall be in full force and effect:

1.14.6. a true and correct copy of the resolution or written consent of the majority Lapis’ shareholders approving this Agreement and the consummation of the transactions contemplated herein, substantially in the form to be attached prior to Closing as Schedule 10.1.1 or as otherwise reasonably agreed between the Investor and Mund;

10.1.1. an information statement under the Exchange Act shall have been filed with the SEC and mailed to Lapis’ shareholders and a period of 20 days following the mailing of the information statement to Lapis’ shareholders shall have lapsed;

10.1.2. a Closing Balance which shall be either balanced (Zero) or positive. For the purpose of this clause 10.1.3;

10.1.2.1. the “Closing Balance” shall mean: the audited financial statements of Systems and Lapis (excluding Lapis’ Subsidiaries), audited by Systems' and Lapis’ external accountants prepared in accordance with generally accepted accounting principles, for the year ended December 31, 2007;

10.1.2.2. “either balanced (Zero) or positive” shall mean in respect of Systems that: the aggregate of the balance sheet items featured under assets on the Closing Balance, minus the aggregate of the balance sheet items featured under liabilities on the Closing Balance, results in an amount that is zero or larger than zero; and

10.1.2.3. “either balanced (Zero) or positive” shall mean in respect of Lapis that: the aggregate of the balance sheet items featured under assets on the Closing Balance, minus the balance sheet items featured under liabilities, results in an amount that is zero or larger than zero. For the above calculation: (i) the financial assets, liabilities and financial contribution and/or provisions of any Subsidiaries of Lapis shall not be taken into account; and (ii) the financial effect and cash-flow on Lapis’ Closing Balance of the transactions contemplated under the Electronics SPA shall be taken into account as if Closing of the Electronics SPA was effected on the date of the Closing Balance.

10.2. No Restraints No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, unless such will not have a material adverse effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated under the Transaction Documents that makes consummation of the transactions contemplated under the Transaction Documents illegal, which Legal Requirement shall not have been removed within thirty (30) days of enactment.

10.3. No Legal Proceedings No Person shall have commenced or taken steps challenging or seeking the recovery of a material amount of damages from Lapis, due to Lapis being a Party to this Agreement, or seeking to prohibit or limit the exercise by Lapis of any material right pertaining to the issue of the Issued Shares.

11.	CONDITIONS PRECEDENT TO OBLIGATIONS OF LAPIS

The obligations of Lapis and Mund to consummate the transactions contemplated by this Agreement and/or other Transaction Documents to which they are a party, are subject to the satisfaction or waiver at or prior to the Closing, of the following conditions. The conditions set out in this clause 11 may be only waived by written notice by Mund.

11.1. Securities Law Requirements Lapis, the Investor and, where necessary or required, SN have obtained all applicable governmental, statutory, regulatory, permits, licenses, or other consents and approvals and/or waivers or exemptions, necessary under any laws relating to the consummation of the transactions contemplated under this Agreement, and an information statement under the Exchange Act shall have been filed with the SEC and mailed to the Lapis’ shareholders and the a period of 20 days following the mailing of the information statement to Lapis’ shareholders shall have lapsed, and no such applicable governmental, statutory, regulatory, permit, license, or other consent or approval and/or waiver or exemption shall have been revoked, cancelled, terminated, suspended or made the subject of any stop order or proceeding thereof.

11.2. No Restraints No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated under the Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated under the Transaction Documents that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within thirty (30) days of enactment.

11.3. No Legal Proceedings No Person shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages from the Investor in connection with the transactions contemplated by the transaction Documents.

11.4. Guarantees and other Third Party Assurances

11.4.1. Mund, Zvi Avni and Electronics are released in full from all Third Party Assurances. Such Third Party Assurances shall include but shall not limited to all outstanding personal guarantees and liabilities provided by Mund and/or Zvi Avni and/or Electronics for the benefit of any bank or third party, to secure Lapis’ (and/or its Subsidiaries’ other than Electronics) credit lines, liabilities, undertakings and debts and all of Mund's and/or Zvi Avni’s and/or Electronics’ assets encumbered in favor of any bank or third party including, but not limited to the Third Party Assurances listed in Schedule 11.4.1. Given the nature of the Business, the Third Party Assurances set forth in the Schedule 11.4.1 are, from time to time, subject to changes in the ordinary course of business and, therefore, Schedule 11.4.1 will be amended and updated immediately prior to Closing.

1.14.7. Without prejudice to clause 11.4.1 above:

11.4.1.1.
the Investor shall use its reasonable endeavours to procure that, as soon as reasonably practicable after becoming aware of any Third Party Assurance not released on Closing, Mund, Electronics and/or Zvi Avni shall be released in full from such Third Party Assurance; and

11.4.1.2.	pending release of any Third Party Assurance, the Investor undertakes to indemnify Mund, Electronics and/or Zvi Avni against any and all Costs arising under or by reason of that Third Party Assurance.

11.5. Escrow Agreement and Security The signing and closing of the Escrow Agreement and the grant by the Investor of an irrevocable security over sufficient assets, which would ensure the payment of the Minimum Value and the discharge of the Investor’s obligations under the Mund Option in a form acceptable to Mund.

12.	CONDITIONS PRECEDENT TO CLOSING

12.1. Consummation of Additional Transactions Under Documents in Agreed Form The obligations of the Parties to consummate the transactions contemplated by this Agreement and/or other Transaction Documents to which they are a party, are subject to the consummation of the following transactions under documents in Agreed Form:

12.1.1. A transaction between Enertec Management Ltd. and Mund as sellers and SDS as purchaser for the purchase and sale of the entire outstanding share capital of Systems (the "Systems SPA"), shall have been entered into and all conditions precedent therein shall have been fulfilled or waived.

12.1.2. A transaction between Mund or a company wholly owned by Mund and Lapis, dated the date of this Agreement, in which Mund or a company wholly owned by Mund shall acquire the entire outstanding share capital of Electronics (the "Electronics SPA"), shall have been entered into and all conditions precedent therein shall have been fulfilled or waived.

12.2. Waiver Provided, however, that the Conditions set out in this clause 12 shall automatically be waived if: (i) all conditions in the Systems SPA shall have been fulfilled or waived, save for the conditions in clause 7.2 of that agreement in respect of the closing of the Electronics SPA and the closing of this Agreement; and (ii) all conditions in the Electronics SPA shall have been fulfilled or waived, save for the conditions in clauses 6.1.1 and 6.1.6 of that agreement in respect of the closing of the Systems SPA and the closing this Agreement

13.	TERMINATION

13.1. Termination Events This Agreement may be immediately terminated prior to the Closing upon the provision of written notice as provided for below:

13.1.1. by either Mund or the Investor if a court of competent jurisdiction or Governmental Body shall have issued an order, decree (which order, decree or ruling the Parties shall use their best efforts to remedy or release) and such was not at the request of a Party or a Party’s Related Person, in each case permanently restraining or otherwise prohibiting the Closing of this Agreement or any other material transaction under the Transaction Documents, and such order, decree, ruling or other action shall have become final and non-appealable;

13.1.2. by Lapis and Mund acting together, if the Closing has not taken place on or before 30 April, 2008 (other than as a result of any failure on the part of Lapis to comply with or perform any covenant or obligation of Lapis and/or Mund set forth in this Agreement);

13.1.3. by the Investor, if the Closing has not taken place on or before 30 April, 2008 (other than as a result of the failure on the part of the Investor to comply with or perform any covenant or obligation set forth in this Agreement); and/or

13.1.4. by the mutual consent of Lapis, Mund and the Investor.

1.15. Termination Procedures If a Party wishes to terminate this Agreement pursuant to clause 13.1, such Party shall deliver to the other Parties the basis for terminating this Agreement. If this Agreement is terminated pursuant to this clause 13 prior to the Closing, then all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that notwithstanding termination of this Agreement, clauses 16, 17.1, 17.2, 17.4 and 17.14 hall remain in full force and effect.

14.	POST CLOSING COVENANTS AND INDEMNIFICATION

14.1. Release of Guarantees and other Third Party Assurances In the event that, notwithstanding that the Condition set out in clause 11.4 will have been waived and Closing will have become effective, Mund and/or Electronics and/or Zvi Avni shall not have been released from any and all Third Party Assurances per the Closing, then the Investor will take promptly all action required and/or necessary to fulfill the Conditions set out in clause 11.4 to release Mund, Electronics and Zvi Avni from any and all Third Party Assurances from which they were not released per the date of Closing.

14.2. Indemnification

1.15.1. From and after the Closing Date, the Investor may seek, subject to the terms of this Agreement and Schedule 5.30.1, indemnification from Lapis and/or Mund (the "Indemnitors" and each an "Indemnitor") for any proven Costs that are wholly and directly suffered or incurred by the Investor and which arise from or as a result of: (i) any inaccuracy in or breach of any of the Mund and Lapis Warranties set forth in clause 5; or (ii) any breach of any covenant or obligation of Lapis and Mund under this Agreement; provided, however, that the amount of indemnification sought by the Investor shall not exceed the portion of the Minimum Value, as adjusted hereunder, actually and wholly received by Mund minus the sum the is equal to the Purchase Price as such term is defined in the Systems SPA.

14.2.1.  If the Investor becomes aware of any claim or potential claim by a third party (“a third party claim”) which might result in a Claim being made, the Investor shall:

14.2.1.1. promptly (and in any event within 30 days of it becoming aware of it) give notice of such third party claim to the Mund and procure that the Mund is given all reasonable facilities to investigate it;

14.2.1.2. not make any admission of liability, agreement or compromise with any person, body or authority in relation to that third party claim without prior written approval of Mund;

14.2.1.3. subject to the Investor being indemnified by Mund against all reasonable out of pocket costs and expenses incurred in respect of that third party claim;

14.2.1.4. take such action as Mund may reasonably request to avoid, resist, dispute, appeal, compromise or defend such third party claim;

14.2.1.5. allow Mund to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question; and

14.2.1.6. provide such information and assistance as Mund may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that third party claim.

14.2.2. If the Investor makes a Claim against Lapis and/or Mund or notifies Lapis and/or Mund of any third party claim which might lead to such a Claim being made, the Investor shall make available to accountants and other representatives appointed by Mund such access to the personnel, records and information of Lapis as Mund reasonably request in connection with such Claim or third party claim.

14.2.3. After Closing, the sole remedy of a Party for any breach of any of the representations and warranties by another Party or any other breach of this Agreement or any Transaction Document by such other Party, shall be an action for indemnification under this clause 14.

15.	THE MUND OPTION

                Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein and subject to Mund exercising the Mund Option (as such term is defined below), the Investor shall acquire the Option Shares (as such term is defined below) in accordance with the terms set out below. For the purpose of this Agreement the term “Mund Option” shall mean a non assignable (other than to a Permitted Transferee, to whom the Mund Option can be assigned requiring no other action than a notification in writing to the Investor) put option, exercisable by Mund, at his sole discretion, under the terms set forth herein, to sell to the Investor and oblige the Investor to purchase 4,750,000 of Common Shares, par value $0.001 per share of Lapis (the “Option Shares”) owned by Mund, for a price per Common Share equal to $0.6038 (the "Basic Option Share Price") for a total consideration in the amount of the Minimum Value, as defined hereunder. The Basic Option Share Price is subject to all the adjustments provided for herein.

15.1. Right to Exercise and Exercise Price

1.15.2. Mund, at his sole discretion, shall be entitled to exercise the Mund Option and sell to the Investor the Option Shares if and only if the Value of the Option Shares, calculated in accordance with clause 15.2 below was not higher for a period of 65 consecutive calendar days during a period of up to 24 months following the Closing Date (the "Strike Period"), than two million and eight hundred and sixty eight thousand Dollars ($2,868,000) (the “Minimum Value”), subject to the adjustments provided for herein to the Minimum Value in clause 15.4.3.

1.15.3. If the Value of the Option Shares, calculated in accordance with clause 15.2 below, during the Strike Period is equal to, or exceeds, the Minimum Value, for a period of 65 consecutive calendar days commencing 120 days after the Closing Date (so long as Mund may sell his Common Shares pursuant to Rule 144 under the Securities Act after such 120-day period), then the Mund Option will become null and void and shall have no force and effect. Notwithstanding the above, in the event Mund shall give an order or attempt to sell the Option Shares during such period of 65 consecutive calendar days and Mund does not succeed in selling the all of Option Shares or a portion thereof during such period of 65 consecutive calendar days for a price per Option Share reflecting at least the Minimum Value, then the Mund Option shall not become void and null and shall be extended in respect of the Option Shares or the unsold portion thereof for a period ending the earlier of: (i) the last day of the period of 24 months following the Closing Date; or (ii) the date on which all Option Shares will have been sold for a price per Option Share equal to or exceeding the Basic Option Share Price, during which period Mund can exercise the Mund Option in accordance with this clause 15.

15.1.1. A third party purchaser of the Option Shares or any part thereof shall not be entitled to the Mund Option unless written consent of the Investor is obtained prior to such sale of Option Shares.

15.2. Value of Option Shares The Value of the Option Shares will be calculated according to the average value of the Common Shares as determined by the closing sales price of Lapis’ Common Shares as reported by either the NASDAQ Small Cap Market or the Over the Counter Bulletin Board (www.otcbb.com) upon which Lapis’ securities are listed and traded as of such date during a period of 60 consecutive Trading Days, within a period of 24 months from the Closing date.

In the event that for whatever reason the Value of the Option Shares cannot be determined in the manner set forth above or if the Parties do not agree on the Value as determined above, the Value shall be determined by Tamir Fishman or Poalim Capital Markets, or such other party as determined and agreed upon between by the Parties.

1.16. Exercise Period and Sum of Option Shares Exercised

               Subject to Mund’s right to exercise as per clause 15.1 above, the Mund Option may be exercised and the Option Shares sold by Mund to the Investor during a period of 90 calendar days immediately following the dates set below and in respect to such number of the Option Shares as set out below (the “Option Exercise Period”):

1.16.1. after the first anniversary of the Closing Date - a sum of Option Shares equal to up to fifty percent (50%) of the total number of Option Shares, for a consideration per one Common Share equal to the Basic Option Share Price, subject to the adjustments determined in accordance with clause 15.3.1 below and for a total consideration determined in accordance with clause 15.3.1; and

1.16.2. after the second anniversary of the Closing Date - a sum of Option Shares equal to all or part of the Option Shares, for a consideration per one Common Share equal to the Basic Option Share Price, subject to the adjustments determined in accordance with clause 15.3.2 below and for a total consideration determined in accordance with clause 15.3.2.

15.3. Exercise Price

The Basic Option Share Price shall be subject to the adjustments set forth below (the Basic Option Share Price, as adjusted, shall be referred to as the “Exercise Price”):

1.16.3. In the event the Mund Option is exercised in accordance with clause 1.16.1 above, the Exercise Price shall be equal to $0.5434 per Option Share, subject to all adjustments set forth in clauses 15.3.3 and15.3.4 below and reflecting a consideration (the “First Anniversary Consideration”) to be paid by the Investor to Mund for the Option Shares sold on that date of one million, two hundred and ninety thousand and five hundred seventy five US Dollars ($1,290,575).

1.16.4. In the event the Mund Option is exercised in accordance with clause 1.16.2 above, the Exercise Price shall be equal to $0.6038 per Option Share, subject to all adjustments set forth in clauses 15.3.2 and15.3.3 below and reflecting a consideration (the “Second Anniversary Consideration”) to be paid by the Investor to Mund of two million and eight hundred and sixty eight thousand Dollars ($2,868,000).

15.3.1. In the event Mund sells any of the Option Shares to a third party who is not a Permitted Transferee within the 24 months period following the Date of the Closing, the Minimum Value shall be adjusted pro rata to reflect such number of the Option Shares actually sold by reducing the Minimum Value by the sum that is equal to the number of Option Shares sold by Mund multiplied by the Exercise Price per Option Share.

15.3.2. In the event Lapis shall subdivide or consolidate its Common Shares and/or otherwise alter its share capital, then the Basic Option Share Price shall be adjusted in order to ensure that the economic value attributed to the Mund Option is not altered pursuant to changes to the share capital of the Company. Notwithstanding the above, the adjustment to the Basic Option Share Price shall be effected provided that Mund shall be entitled to the sum that is equal to the Minimum Value upon the exercise of the Mund Option.

15.3.3. In the event that at any time prior to the exercise of the Mund Option in full, Lapis shall distribute a cash or stock dividend, the Basic Option Share Price shall be adjusted from and after the date of such distribution is made, by reducing the Basic Option Share Price with an amount equal to the Dollar equivalent of the net per-share distribution after taxes and other compulsory payments, received by Mund for an Option Share. Notwithstanding the above, the adjustment to the Basic Option Share Price shall be effected provided that Mund shall be entitled to the sum that is equal to the Minimum Value upon the exercise of the Mund Option minus any sum actually received by him pursuant to the distribution of the cash dividend contemplated under this sub-clause.

1.16.5.  Notwithstanding the stipulations of the above sub-clauses 15.3, in the event the adjustment set out in the above sub-clauses 15.3 shall result in Mund receiving upon exercise of the Mund Option a total consideration for the Option Shares below the First Anniversary Consideration set out in clause 1.16.3 (if exercised in accordance with clause 1.16.1) or the Second Anniversary Consideration set out in clause 1.16.4 (if the Mund Option will be exercised in accordance with clause 1.16.2), then the Investor shall pay Mund the difference between the consideration received after such adjustment set out in the above sub-clauses 15.3 and the consideration that should have been paid according to the First Anniversary Consideration as set out in clause 1.16.3 or the Second Anniversary Consideration as set out in clause 1.16.4.

15.4. Exercise of the Option

1.16.6. The Mund Option or any portion thereof is exercisable by delivery of a written notice of exercise to the Investor in a form similar to the form attached hereto in Schedule 15.4.1 (the “Notice of Exercise”) duly completed and executed. In the Notice of Exercise, Mund shall indicate the portion of Option Shares under the Mund Option to be exercised on the Exercise Date (as defined below).

15.4.1. The payment of the consideration for the portion of the Option Shares under the Mund Option covered by a Notice of Exercise shall take place within ten (10) business days following the delivery of the Notice of Exercise to the Investor (the “Exercise Date”). On each Exercise Date, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

15.4.1.1.	Mund shall deliver to the Investor share transfer deeds executed by Mund or such other document evidencing the transfer of such Option Shares from Mund to the Investor; and

15.4.1.2.
the Investor shall deliver to Mund the sum equal to the First Anniversary Consideration or the Second Anniversary Consideration, as applicable, for the Option Shares purchased under a specific Notice of Exercise, by wire transfer of immediately available funds to the bank account designated by Mund in writing.

15.5. Guarantee and Escrow

15.5.1. The Investor will provide an irrevocable security over assets in an amount equal to the Minimum Value, as set out in Schedule 15.6.1 attached hereto, under the documents to be executed at Closing and to be attached hereto in Schedule 15.6.1.

1.16.7. Mund, the Investor and a third party escrow agent will enter into an escrow agreement (the “Escrow Agreement”) to be executed the date hereof and to take effect on Closing, in the form attached hereto in Schedule 15.5.2, under which the Investor shall deposit two personal cheques with the escrow agent to facilitate the payment to Mund by the Investor of the consideration under the Mund Option.

16.	Confidentiality

1.17. Each Party undertakes that it shall (and shall procure that each of its Representatives shall) maintain all information received from another Party or a Subsidiary that is marked or deemed confidential (“Confidential Information”) in confidence and not disclose that Confidential Information to any person except as permitted by this clause 16 or with the prior written approval of the other Parties.

16.1. No Party shall, without the prior written consent of the other Parties, disclose any information to any person about the contents of this Agreement or any of the transactions contemplated under the Transaction Documents, unless it is compelled to do so by any rule of law or by any applicable stock exchange regulation. If a Party is compelled to disclose the aforesaid information to any person on the basis of any rule of law or any stock exchange regulation, it shall consult with the other Parties as to the contents and the form of the disclosure to be made.

1.18. The provisions of this clause 16 shall survive termination and/or Closing of this agreement.

17.	MISCELLANEOUS

17.1. Tax Liability Each Party shall be responsible for all its respective tax obligations deriving from the transactions contemplated in this Agreement.

17.2. Fees & Expenses Each Party shall bear its own legal fees and all related expenses incurred in connection with the negotiation, preparation, entering into and completion of the transactions contemplated under the Transaction Documents. The fees and expenses incurred by Lapis in respect of advise by US advisors on matters of US law and regulations, including, inter alia, dealing with shareholders’ meetings and resolutions, board resolutions, regulatory advice and amendments to the by-laws of Lapis, will shall be borne by Lapis, after Closing.

1.19. Survival Subject to any time limitations specifically set forth in this Agreement and the other provisions of this Agreement, all representations and warranties set forth in clauses 5 and 6 above shall survive the Closing.

17.3. Notices All notices, consents, approvals, waivers and other communications in relation to or hereunder shall be in writing sent by e-mail, by personal delivery or registered mail with confirmation of receipt and shall be deemed to have been duly given when delivered in person (against confirmation of receipt), or when confirmation of transmission is received when sent by telecopy, or seven (7) business days after delivery (prepaid) to any commercial overnight courier, or within 12 hours after the e-mail was sent, provided, however, that in each case where delivery by hand or by telecopy occurs after 18:00p.m. on a business day or at any time on a day which is not a business day, service shall be deemed to occur at 09:00a.m. on the next following business day.

All notices and other communications shall be addressed as follows:

If to the Lapis and Mund:	Lapis Technologies, Inc.
19 West 34th Street, Suite 1008
New York, New York 10001, the USA
enertec@netvision.net.il

Harry Mund
73 Ben-Gurion Street
Kiriat Motzkin, Israel
Tel: 04-8404177
Fax: 04-8732324
enertec@netvision.net.il

With a copy to:	Tomer Maharshak
Balter, Guth, Aloni & Co.
96 Yigal Alon, Tel Aviv, 67891, Israel
Tel: 03-5111111
Fax: 03-5102166
tmaharshak@bgalaw.co.il

If to the Investor:	Mordechai Solomon
11 Dganya Street
Ra’anana, Israel
Tel: 073-2324501
Fax: 073-2324509
uri.nissani@star-ds.com

With a copy to:	David Gotlieb, Adv.
Shnitzer, Gotlieb & Co.
7 Menachem Begin Street,
Ramat Gan 52521, Israel
Tel: 03-6113000
Fax: 03-6113001
david@sglaw.co.il

or to such other address as the parties may from time to time designate in writing.

17.4. Waiver Any waiver hereunder must be in writing, duly authorized and signed by the Party to be bound, and shall be effective only in the specific instance and for the purpose for which given. Except as otherwise provided in this agreement, no failure or delay on the part of any Party in exercising any right, power or privilege under the Transaction Documents or remedy under any applicable law shall operate as a waiver thereof or impair or preclude the exercise of such right, power, remedy or privilege at any subsequent time, nor shall any single or partial exercise of any right, power, remedy or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

17.5. Entire Agreement This Agreement and the Transaction Documents constitute the entire agreement among the Parties in respect of the transactions contemplated under the Transaction Documents and supersede any other agreement that may have been made or entered into by the Parties solely relating to the transactions contemplated under the Transaction Documents, including the Letter of Intent dated 11 October 2007, entered into by the Investor, SDS, Lapis and Mund.

17.6. Amendments This Agreement may be amended or modified in whole or in part only by a duly authorized written instrument that refers to this Agreement and is signed by the Parties.

17.7. Headings The headings in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

17.8. Counterparts This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.9. Further Assurances The Parties agree that they shall execute and deliver such additional documents and shall take such additional actions (including without limitation procuring such resolutions or regulatory approvals) as may required by or be reasonably necessary or appropriate to effect and implement the provisions and purposes of the Transaction Documents and the consummation of the transactions contemplated thereunder. In the absence of specific stipulations or agreements, each Party shall be responsible for its own costs and expenses incurred in giving effect to the provisions of this clause 17.10.

17.10. Severability If any provision of this Agreement is by way of law or held by a court of competent jurisdiction to be or otherwise be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected, impaired or invalidated thereby. Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree to the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provisions so found to be invalid, illegal or unenforceable.

17.11. Manner of Payment All payments to be made pursuant to this Agreement shall be made in Dollars to each Party’s respective bank accounts, as shall be designated by or on behalf of such Party from time to time in writing or as otherwise agreed between the Parties. All payments shall be made by initiating such payments on a day the banks are open for business in Israel or the United States, before 11.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated, or as otherwise agreed between the Parties.

17.12. Conflict with Other Agreements In the event of any conflict between this Agreement and any other Transaction Document, this Agreement shall prevail (as between the Parties to this Agreement) unless: (i) such other Transaction Document expressly states that it (or any part of it) overrides this Agreement; or (ii) the Parties otherwise expressly agree in writing that such other agreement shall override this Agreement.

17.13. Governing Law & Jurisdiction This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the competent court in the District of Tel Aviv, Israel.

IN WITNESS WHEREOF, Lapis, Mund and the Investor have each caused this Agreement to be duly executed as of the date first above written.

Lapis and Mund:	The Investor:
/s/ Lapis Technologies, Inc. Lapis Technologies, Inc. By: /s/ Harry Mund Title: Chief Executive Officer
/s/ Harry Mund	/s/ Mordechai Solomon

List of Schedules

Schedule 1.2.13	Due Diligence Information Index List

Schedule 2.3	Capitalization Table after issue of the Issued Shares

Schedule 4.3	Closing Obligations

Schedule 5.2	Organizational Documents Lapis

Schedule 5.3.2	Capitalization Table per the Date of this Agreement

Schedule 5.5.4
List of: (i) mergers with or an acquisition of a company; (ii) transactions representing a sale of five percent of Lapis’ activities during Q4 of 2007; (iii) created or extended any credit facilities not in the ordinary course of business; and (iv) transactions which are not in the ordinary course of business of Lapis, since 1 January 2007

Schedule 5.6.2	List of Tax provisions

Schedule 5.7.1	Legal Proceedings

Schedule 5.12	Outstanding Loans, Guarantees, Debts and Obligations

Schedule 5.13	Restricting Agreements

Schedule 5.14.1	Indebtedness of or to Major Shareholders

Schedule 5.15.1	List of Employees

Schedule 5.16.4.1	List of Key Employees

Schedule 5.18.1	List of Licensees for the use of Lapis' Intellectual Property

Schedule 5.18.4	List of Registered Patent, Trademarks and Copyrights

Schedule 5.19	List of Related Party Transactions

Schedule 5.20	List of Leases and the Rent Payments of each Lease

Schedule 5.21	List of insurance

Schedule 5.22	List of Directors and Key Officers

Schedule 5.30.1	Limitations on Liability

Schedule 6.5.2	Organizational Documents Star Night

Schedule 9.4.1	Form of Legal Opinion US Counsel Lapis

Schedule 9.4.2	Form of Legal Opinion Counsel Star Night

Schedule 9.4.3	Fairness Opinion

Schedule 9.4.4.1	Consent Letter Bank Leumi

Schedule 9.4.4.2	Consent Letter Bank Hapoalim

Schedule 9.4.5	Employment agreement of Mr. Zvi Avni

Schedule 10.1.1	Copy of from of Consent of Shareholders Lapis

Schedule 11.4.1	Third Party Assurances

Schedule 15.5.1	Notice of Exercise

Schedule 15.6.1	Guarantee for Mund Option

Schedule 15.6.2	Escrow Agreement

SCHEDULE 4.3

Closing Arrangements

Closing Obligations

Lapis’ Obligations

1.	At Closing, Lapis shall deliver or procure that there is delivered to the Investor:

1.1.	the share certificates in respect of all the Issued Shares or such other document evidencing the issue of the Issued Shares;
1.2.	a letter of resignation in the Agreed Form duly executed by each of the directors of Lapis in respect of their directorships and/or any committee of Lapis;
1.3.	a letter of resignation in the Agreed Form duly executed by the auditors of Lapis in respect of their position as auditors of Lapis;
1.4.
a copy of a resolution of the board of directors of Lapis authorising the execution of and the performance by Lapis of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

1.5.	documents evidencing release of the Third Party Assurances;
1.6.	a certificate that the Mund and Lapis Warranties are correct in all material respects per the Date of Closing;
1.7.	a copy of the Yearly Financial Statements, as such term is defined in clause 5.2.2 of this Agreement; and
1.8.	a copy of the Trial Balance, as such term is defined in clause 5.2.2 of this Agreement.

Investor’s Obligations

2.	At Closing, the Investor shall deliver or procure that there is delivered to Lapis:

1.1.	the share transfer forms in respect of the transfer of Investor’s SN Shares to Lapis;
1.2.	certified true copy of the register of members of Star Night evidencing the transfer of the Investor’s SN Shares to Lapis; and
1.3.	the share certificates in respect of all the Investor’s SN Shares.

3.	At Closing, the Investor shall deliver or procure that there is delivered to Mund:

1.1.	documents evidencing release of the Third Party Assurances;
1.2.	the instrument of security over assets of the Investor required for the purpose of effecting the Mund Option; and
1.3.	the cheques and other matters required under the Escrow Agreement.

General

4.
All documents and items delivered at Closing pursuant to this Schedule 4.3 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with clause 5 of this Schedule 4.3 below.

5.
Simultaneously with delivery of all documents and items required to be delivered at Closing (or waiver of the delivery thereof by the person entitled to receive the relevant document or item); the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering the same and Closing shall be deemed to have taken place.

SCHEDULE 11.4.1

Third Party Assurances

[To be updated prior to Closing]

▪	Third Party Assurances Mund attached as separate documents

▪	Third Party Assurances Avni attached as separate documents

▪	Third Party Assurances Electronics attached as separate documents

SCHEDULE 5.30.1

Limitations on Liability

1.	Time Limits

Mund and/or Lapis shall not be liable for any Claim unless Mund receives from the Investor written notice (within thirty (30) days of the Investor becoming aware of such Claim) containing reasonably specific details of the Claim: prior to the end of a period of 20 months immediately following the Date of Closing.

2.	Thresholds for Claims

1.1.
Notwithstanding any other provision of this Agreement, Mund and/or Lapis shall not be liable for any Claim unless the amount of the liability pursuant to the aggregate of all Claims exceeds fifty thousand US Dollars (US$50,000) (in which case the Investor shall be able to claim only for the excess over fifty thousand US Dollars (US$50,000)).

3.	Maximum limit for all Claims

1.2.
Notwithstanding any other provision of this Agreement, the aggregate maximum amount of the liability of Mund for all Claims shall not exceed the sum of that part of the Minimum Value (as adjusted from time to time) minus the sum the is equal to the Purchase Price as such term is defined in the Systems SPA. The indemnification for all Claims shall be by way of reduction of the Minimum Value.

4.	Matters disclosed or taken into account in adjustments

1.3.	Mund and/or Lapis shall not be liable for any Claim for breach of the Mund and Lapis Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim:

1.1.1.	is disclosed in this Agreement or any other Transaction Document, the Disclosure Letter or in any document disclosed in the Due Diligence Information;

1.1.2.
is allowed, provided or reserved for in the financial statements of Lapis and/or its Subsidiaries and/or was disclosed in the financial due diligence conducted in respect of Lapis and its Subsidiaries by the Investor and its advisors and any documents and information provided within the framework thereof.

5.	Contingent liabilities

If any Claim for breach of the Mund and Lapis Warranties is based upon a liability which is contingent only, Mund and/or Lapis shall not be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment.

6.	No liability for Claims arising from acts or omissions of Investor

Mund and/or Lapis shall not be liable for any Claim which would not have arisen but for any voluntary act, omission or transaction carried out after the date of this Agreement by the Investor or its respective directors, employees or agents or successors in title.

7.	Nothing to restrict Investor’s duty to mitigate

Nothing in this Schedule 1.12.1 shall in any way restrict or limit the general obligation of the Investor to mitigate any loss or damage which it may suffer in consequence of any breach by Mund and/or Lapis of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

8.	No double recovery

The Investor shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

9.	No recovery if compensation in another manner is available

1.4.
The Investor shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which:

1.1.1.
is or can be recovered by the Investor under any policy of insurance maintained or customary to be obtained in the field of activity of Lapis or from a third party, or would have been so recoverable but for any change in the current terms of insurance instigated by the Investor after Closing; and/or

1.1.2.
give rise to or result in a benefit accruing to the Investor out of the same, including, but not limited to, any relief from taxation obtainable by the Investor and/or its affiliates, and any amount by which any taxation for which the Investor and/or its affiliates are accountable is reduced or extinguished.

10.	Investor’s knowledge

Mund and/or Lapis shall not be liable for any Claim for breach of the Mund and Lapis Warranties if and to the extent that the Investor is aware at the date of this Agreement of the fact, matter, event or circumstance which is the subject matter of the Claim; and

11.	Opportunity to remedy breaches

A breach of the Mund and Lapis Warranties which is capable of remedy shall not entitle the Investor to compensation unless Mund and/or Lapis are given written notice of the breach by the Investor and such breach is not remedied within a reasonable period of time after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, the Investor shall provide all reasonable assistance to the Seller to remedy any such breach.

SCHEDULE 15.5.1

NOTICE OF EXERCISE

To:	Mordechai Solomon
11 Dganya St.
Ra’anana
Israel

By: fax and e-mail

Date: [ ] 2009/2010

The undersigned hereby elects to exercise the Mund Option in respect of [   ] Common Shares of Lapis Technologies, Inc. (the “Company”) that are subject to and pursuant to the terms of the Mund Option as set out in clause 15 of an agreement for the issue and sale of shares in the Company and the transfer of shares in Star Night Technologies Ltd. dated the [ ] day of [ ] 2008 (the “Lapis SPA”), between the Company, the addressee and the undersigned, and requests herewith payment of the sum of US$[ ] in accordance with clause 15 of the Lapis SPA

Kind regards,

________________________
Harry Mund